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                                                                   EXHIBIT 23.26

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to (i) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the headings "Item 4 - Narrative Description of Business - Qualified Persons" and "Item 4: Narrative Description of Business - Savage River Iron Ore Project, Tasmania" in the Company's Annual Information Form for the year ended December 31, 2001, dated May 16, 2002; (ii) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the headings "Item 4 - Narrative Description of Business - Qualified Persons" and "Item 4: Narrative Description of Business - Savage River Iron Ore Project, Tasmania, Australia" in the Company's Annual Information Form for the year ended December 31, 2002, dated May 20, 2003; and (iii) the use of my name under the heading entitled "Summary Description of the Business - Qualified Persons" and "Summary Description of the Business - Recent Developments - Savage River Iron Ore Project, Tasmania" in the Company's Final Short Form Prospectus dated January 31, 2003, relating to the issuance by the Company of approximately 20 million of its common shares, each as incorporated by reference into the Registration Statement.

Sincerely,

_____________________________
Name: Mr. Anson Griffith
Title: MAusIMM

Date: November 17, 2003